EXHIBIT 2.1

             AGREEMENT AND PLAN OF REORGANIZATION WITH WARP 9, INC.


















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                      Agreement and Plan of Reorganization

                                 by and between
                             Roaming Messenger, Inc.
                              a Nevada corporation
                                       and
                                  Warp 9, Inc.
                             a Delaware corporation

                              dated: June 30, 2003

                      AGREEMENT AND PLAN OF REORGANIZATION
                  --------------------------------------------
                             Roaming Messenger, Inc.
                                       and
                                  Warp 9, Inc.

         This Agreement and Plan of Reorganization ("Agreement") dated as of June 30, 2003, among Roaming Messenger, Inc. ("RMI"), a Nevada Corporation, Warp 9, Inc. ("Warp"), a Delaware Corporation, and the subscribing shareholders of Warp 9, Inc. ("Warp Shareholders") who will join this Agreement by executing their respective Exchange Agreements.

                              W I T N E S S E T H:

         A. WHEREAS, Warp and RMI are corporations duly organized under the laws of the State of Nevada and Delaware, respectively.

         B. WHEREAS, the subscribing Warp Shareholders are the owners of approximately 672,421 of the issued and outstanding common stock of Warp. It is the intention that the 672,421 shares of the issued and outstanding stock of Warp be acquired by RMI in exchange solely for its voting stock. For federal income tax purposes it is intended that this exchange shall qualify as a reorganization within the meaning of SEC 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

         C. WHEREAS, RMI and the subscribing Warp Shareholders agree that the approximately 672,421 common shares issued and outstanding of Warp shall be exchanged with RMI for the shares of the common stock of RMI on a one for 12.5 shares basis. The RMI shares, on the closing date, shall be delivered ratably divided to the individual subscribing shareholders of Warp in exchange for their Warp shares as hereinafter set forth.

         D. WHEREAS, pursuant to that certain Agreement and Plan of Reorganization by and among Latinocare Management Corporation (now known as Roaming Messenger, Inc.), Warp, and certain Warp Shareholders, dated as of March 31, 2003 (the "Initial Reorganization Agreements"), RMI issued approximately 122,620,910 shares of the common stock of RMI in exchange for approximately 93.6% of the common stock of Warp.

         E. WHEREAS, the Initial Reorganization Agreement contemplated the issuance of up to 117,000,000 shares of the common stock of RMI in exchange for approximately 90% of the issued and outstanding common stock of Warp.

         F. WHEREAS, the parties acknowledge and agree that the Initial Reorganization Agreement should have contemplated the issuance of up to 122,620,910 shares of the common stock of RMI in exchange for approximately 93.6% of the outstanding common stock of Warp.

         G. WHEREAS, the Initial Reorganization Agreement contemplated the issuance of up to a total of 130,000,000 shares of the common stock of RMI in exchange for a total of 100% of the issued and outstanding common stock of Warp.

         H. WHEREAS, the parties acknowledge and agree that the Initial Reorganization Agreement should have contemplated the issuance of up to approximately 131,026,173 shares of the common stock of RMI (all fractional shares will be rounded up to the next whole number so the total number of shares of the common stock of RMI may be slightly higher) in exchange for a total of 100% of the common stock of Warp.

         I. WHEREAS, the parties hereto wish to enter into this Agreement pursuant to the provisions of the Nevada Revised Statutes.

         NOW, THEREFORE, it is agreed among the parties as follows:

                                    ARTICLE I

                                The Consideration
                             ----------------------

         1.1 Subject to the conditions set forth herein on the "Closing Date" (as herein defined), the subscribing Shareholders of Warp shall exchange all of their shares of Warp for a total of 8,405,263 shares of RMI common stock. The transactions contemplated by this Agreement shall be completed at a closing ("Closing") on a closing date ("Closing Date"), which shall be as soon as practical after compliance with all SEC regulations and Nevada Revised Statutes but no later than June 30, 2003.

         1.2 At the Closing Date, Warp shall become a wholly owned subsidiary of RMI. Warp's shareholders shall receive pro rata shares of voting common stock, par value $0.001 per share, as follows:

                  RMI shall issue 12.5 shares of its shares of common stock for each one of the outstanding common shares of Warp owned by subscribing shareholders of Warp, ratably according to their interests.

         1.3 The effective date of this Agreement for actions to be taken under this Agreement is June 30, 2003.

                                   ARTICLE II

                         Issuance and Exchange of Shares
                        ---------------------------------
         2.1 The shares of common stock of RMI, par value $0.001 per share, shall be issued by it to the subscribing Warp shareholders at Closing.

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         2.2 RMI  represents  that no  outstanding  options or warrants  for its unissued shares exist.

         2.3 The stock transfer books of Warp shall be closed on the Closing Date, and thereafter no transfers of the stock of Warp shall be made. Warp shall appoint an exchange agent ("Exchange Agent"), to accept surrender of the certificates representing the common shares of Warp, and to deliver in exchange for such surrendered certificates, shares of common stock of RMI. The authorization of the Exchange Agent may be terminated by RMI after six months following the Closing Date. Upon termination of such authorization, any shares of Warp and any funds held by the Exchange Agent for payment to Warp shareholders pursuant to this Agreement shall be transferred to RMI or its designated agent who shall thereafter perform the obligations of the Exchange Agent. If outstanding certificates for shares of Warp are not surrendered or the payment for them not claimed prior to such date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and other applicable law, become the property of RMI (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any persons previously entitled to such items. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of Warp shares for any amount paid to any governmental unit or agency having jurisdiction of such unclaimed item pursuant to the abandoned property or other applicable law of such jurisdiction.

         2.4 No fractional shares of RMI stock shall be issued as a result of the Agreement. Shares shall be rounded up to nearest whole share.

         2.5 At the Closing Date, each holder of a certificate or certificates representing common shares of Warp, upon presentation and surrender of such certificate or certificates to the Exchange Agent, shall be entitled to receive the consideration set forth herein, except that holders of those shares as to which dissenters' rights shall have been validly asserted and perfected pursuant to Delaware law shall not be converted into shares of RMI common stock, but shall represent only such dissenters' rights. Upon such presentation, surrender, and exchange as provided in this Section 2.5, certificates representing shares of Warp previously held shall be canceled. Until so presented and surrendered, each certificate or certificates which represented issued and outstanding shares of Warp at the Closing Date shall be deemed for all purposes to evidence the right to receive the consideration set forth in Section 1.2 of this Agreement. If the certificates representing shares of Warp have been lost, stolen, mutilated or destroyed, the Exchange Agent shall require the submission of an indemnity agreement and may require the submission of a bond in lieu of such certificate.

                                   ARTICLE III

                           Representations, Warranties
                        ---------------------------------
                          and Covenants of Warp 9, Inc.
                        ---------------------------------

         No representations or warranties are made by any director, officer, employee or shareholder of Warp as individuals, except as and to the extent

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stated  in  this  Agreement  or  in a  separate  written  statement  (the  "Warp
Disclosure Statement"), if any. Warp hereby represents, warrants and covenants to RMI except as stated in the Warp Disclosure Statement, as follows:

         3.1 Warp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Certificate of Incorporation and Bylaws of Warp are complete and accurate, and the minute books of Warp contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and board of directors of Warp.

         3.2 The aggregate number of shares which Warp is authorized to issue is 15,000,000 shares of common stock. Warp will have, on the Closing Date, outstanding options, warrants or other rights to purchase, or subscribe to no more than 900,000 shares of common stock. No preferred stock of Warp is outstanding.

         3.3 Warp has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

         3.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by Warp will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of Warp.

         3.5 The execution, delivery and performance of this Agreement has been duly authorized and approved by Warp' Board of Directors.

         3.6 There are no legal proceedings or regulatory proceedings involving material claims pending, or to the knowledge of the executive officers of Warp, threatened against Warp or affecting any of its assets or properties, and to the knowledge of Warp' officers, Warp is not in any material breach or violation of or default under any contract or instrument to which Warp is a party, or under its respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to Warp.

         3.7 The representations and warranties of Warp shall be true and correct as of the date hereof and as of the Closing Date.

         3.8 No representation or warranty by Warp in this Agreement, the Warp Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

         3.9 To the knowledge of the executive officers of Warp, all trade names, inventions, discoveries, ideas, research, engineering, methods, practices, processes, systems, formulae, designs, drawings, products, projects, improvements, developments, know-how, and trade secrets which are used in the conduct of Warp' business, whether registered or unregistered (collectively the "Proprietary Rights") are owned by Warp. To the knowledge of the executive officers of Warp, Warp's created or developed such Proprietary Rights and such

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Proprietary Rights are not subject to any restriction, lien, encumbrance, right, title or interest in others. All of the Proprietary Rights stand solely in the name of Warp and not in the name of any shareholder, director, officer, agent, partner or employee or anyone else known to the executive officers of Warp, and none of the same have any right, title, interest, restriction, lien or encumbrance therein or thereon or thereto. To the knowledge of the executive officers of Warp, Warp" ownership and use of the Proprietary Rights do not and will not infringe upon, conflict with or violate in any material respect any patent, copyright, trade secret or other lawful proprietary right of any other party, and no claim is pending or, to the knowledge of the executive officers of Warp, threatened to the effect that the operations of Warp infringe upon or conflict with the asserted rights of any other person under any of the Proprietary Rights, and to the knowledge of the executive officers of Warp there is no reasonable basis for any such claim (whether or not pending or threatened). No claim is pending, or to the knowledge of the executive officers of Warp, threatened to the effect that any such Proprietary Rights owned or licensed by Warp, or which Warp otherwise has the right to use, is invalid or unenforceable by Warp.

         3.10 (i) Warp has not received notice of any material violation of or investigation relating to any environmental or pollution law, regulation, or ordinance with respect to assets now or previously owned or operated by Warp that has not been fully and finally resolved; (ii) to the knowledge of the executive officers of Warp, all permits, licenses and other authorizations which are required under United States, federal, state, provincial and local laws with respect to pollution or protection of the environment ("Environmental Laws"), including Environmental Laws relating to actual or threatened emissions, discharges or releases of pollutants, contaminants or hazardous or toxic materials or wastes ("Pollutants") have been obtained; (iii) to the knowledge of the executive officers of Warp, no conditions exist on, in or about the properties now or previously owned or operated by Warp or any third-party properties to which any Pollutants generated by Warp were sent or released that could give rise on the part of Warp to material liability under any Environmental Laws, material claims by third parties under Environmental Laws or under common law or the occurrence of material costs to avoid any such liability or claim; and (iv) to the knowledge of the executive officers of Warp, all operators of Warp's assets are in material compliance with all terms and conditions of such Environmental Laws, permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder, relating to Warp's assets.

         3.11 Warp has delivered to RMI financial statements of Warp dated June 30, 2002. All such statements, herein sometimes called "Warp Financial Statements," are (and will be) complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of Warp for the periods indicated. All financial statements of Warp will have been prepared in accordance with generally accepted accounting principles.

                                   ARTICLE IV

                  Representations, Warranties and Covenants of
                  --------------------------------------------
                             Roaming Messenger, Inc.
                            ------------------------

         No representations or warranties are made by any director, officer, employee or shareholder of RMI as individuals, except as and to the extent stated in this Agreement or in a separate written statement.

         RMI  hereby  represents,   warrants  and  covenants  to  Warp  and  its
shareholders, except as stated in the RMI Disclosure Statement, as follows:

         4.1 RMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of RMI, copies of which have been delivered to Warp, are complete and accurate, and the minute books of RMI contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of RMI.

         4.2 The aggregate number of shares which RMI is authorized to issue is 200,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, of which 137,235,008 shares of such common stock are issued and outstanding, fully paid and non-assessable prior to the Closing under this Agreement. RMI will have, on the Closing Date, no outstanding options, warrants or other rights to purchase, or subscribe to, or securities convertible into or exchangeable for any shares of capital stock. No preferred stock of RMI is outstanding.

         4.3 RMI has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

         4.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by RMI will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of RMI.

         4.5 The execution of this Agreement has been duly authorized and approved by the Board of Directors of RMI.

         4.6 RMI has delivered to Warp audited financial statements of RMI dated December 31, 2002. All such statements, herein sometimes called "RMI Financial Statements," are (and will be) complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of RMI for the periods indicated. All statements of RMI will have been prepared in accordance with generally accepted accounting principles.

         4.7 RMI will deliver to Warp updated, reviewed financials of RMI dated March 31, 2003. As of March 31, 2003, RMI will have no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, contingent or otherwise).

         4.8 There are no legal proceedings or regulatory proceedings involving material claims pending, or, to the knowledge of the officers of RMI, threatened against RMI or affecting any of its assets or properties, and RMI is not in any material breach or violation of or default under any contract or instrument to which RMI is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by RMI under any contract or other instrument to which RMI is a party or by which they or any of their respective properties may be bound or affected, or under their respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to RMI.

         4.9 RMI shall not enter into or consummate any transactions prior to the Closing Date other than in the ordinary course of business and will pay no dividend, or increase the compensation of officers and will not enter into any agreement or transaction which would adversely affect its financial condition except pursuant to the proposed minutes of the Board of Directors of RMI presented herewith for approval by Warp.

         4.10 The representations and warranties of RMI shall be true and correct as of the date hereof and as of the Closing Date.

         4.11 RMI corporate books and records are true records of its actions. RMI will also deliver to Warp on or before the Closing Date any reports relating to the financial and business condition of RMI which occur after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.

         4.12 RMI has no employee benefit plan or stock option plan in effect at this time.

         4.13 RMI is current in its filing obligations under the federal securities laws. No report filed by RMI with the Securities and Exchange Commission contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading, and all such reports comply as to form and substance in all material respects with all applicable SEC requirements.

         4.14 RMI agrees that all rights to indemnification now existing in favor of the employees, agents, directors or officers of Warp and its subsidiaries, as provided in the Articles of Incorporation or Bylaws or otherwise in effect on the date hereof shall survive the transactions contemplated hereby in accordance with their terms, and RMI expressly assumes such indemnification obligations of Warp.

                                    ARTICLE V

               Obligations of the Parties Pending the Closing Date
             -------------------------------------------------------

         5.1 At all times prior to the Closing Date during regular business hours, each party will permit the other to examine its books and records and the books and records of its subsidiaries and will furnish copies thereof on request. It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information. The recipient of such information shall at all times protect such information from disclosure, other than disclosure required by rule, regulation, or law, other than to members of its own or affiliated organizations and its professional advisers, in the same manner as it protects its own confidential or proprietary information from unauthorized disclosure, and not use such information to the competitive detriment of the disclosing party. In addition, if this Agreement is terminated for any reason, each party shall promptly return or cause to be returned all documents or other written records of such confidential or proprietary information, together with all copies of such writings and, in addition, shall either furnish or cause to be furnished, or shall destroy, or shall maintain with such standard of care as is exercised with respect to its own confidential or proprietary information, all copies of all documents or other written records developed or prepared by such party on the basis of such confidential or proprietary information. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made,
(b) information acquired by the party to whom the disclosure is made from other sources, or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without any wrongdoing by the party to whom the disclosure is made.

         5.2 RMI and Warp shall promptly provide each other with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other if it discovers that any of its representations, warranties and covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in any material respect.

         5.3 All parties to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use their best efforts in order to consummate the transactions contemplated hereby as promptly as practicable.

                                   ARTICLE VI

                             Procedure For Exchange
                            ------------------------

         6.1 The exchange shall be effected as soon as is practical after all necessary compliance with Delaware Law and SEC Regulations and after receipt by the Company of the Warp common stock certificates representing the issued and outstanding common stock of Warp, together with the signed Exchange Agreements, containing the information necessary to issue the RMI shares to the exchanging shareholders of Warp, by instructing the transfer agent of RMI to issue the new certificates and sending the certificates of RMI by Federal Express to the exchanging shareholders.

                                   ARTICLE VII

                           Conditions Precedent to the
                          -----------------------------
                          Consummation of the Exchange
                         ------------------------------

         The following are conditions precedent to the consummation of the Agreement on or before the Closing Date:

         7.1 Warp and RMI shall have performed and complied with all of its respective obligations hereunder which are to be complied with or performed on or before the Closing Date.

         7.2 This Agreement and the transactions contemplated herein shall have been duly and validly authorized, approved and adopted, at meetings of the shareholders of Warp duly and properly called for such purpose in accordance with the applicable laws.

         7.3 No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the transactions contemplated herein, or which might subject any of the parties hereto or their directors or officers to any material liability, fine, forfeiture or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have violated any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby, and the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

         7.4 All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and the form and substance of all legal proceedings and related matters shall have been approved by counsel for Warp and RMI.

         7.5 The representations and warranties made by Warp and RMI in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing Date.

         7.6 RMI shall furnish Warp with a certified copy of a resolution or resolutions duly adopted by the Board of Directors of RMI, approving this Agreement and the transactions contemplated by it.

                                  ARTICLE VIII

                           Termination and Abandonment
                          -----------------------------

         8.1   Anything   contained   in   this   Agreement   to  the   contrary
notwithstanding, the Agreement may be terminated and abandoned at any time prior to the Closing Date:

                  (a)      By mutual consent of Warp and RMI;

                  (b) By Warp, or RMI, if any condition set forth in Article VII relating to the other party has not been met by the Closing Date or has not been waived in writing by the other party;

                  (c) By Warp, or RMI, if any suit, action or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated hereby;

                  (d) By any party, if there is discovered any material error, misstatement or omission in the representations and warranties of another party;

                  (e)  By  any  party  if  the  Closing   Date  passes   without
performance of conditions precedent, unless those conditions precedent not satisfied are waived by the party for whose benefit the condition exists.

         8.2 Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the party waiving such term or condition.

                                   ARTICLE IX

                        Termination of Representation and
                       -----------------------------------
                        Warranties and Certain Agreements
                       -----------------------------------

         9.1 The respective representations and warranties of the parties hereto shall expire with, and be terminated and extinguished four years after the Closing Date of the Agreement; provided, however, that the covenants and agreements of the parties hereto shall survive in accordance with their terms.

                                    ARTICLE X

                                  Miscellaneous
                             ---------------------

         10.1 This Agreement embodies the entire agreement between the parties, and there have been and are no agreements, representations or warranties among the parties other than those set forth herein or those provided for herein.

         10.2 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

         10.3 All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use its best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

         10.4 This Agreement may be amended upon approval of the Board of Directors of each party provided that the shares issuable hereunder shall not be amended without approval of the requisite shareholders of Warp.

         10.5 Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:

         If to:   Warp 9, Inc.:

                  6144 Calle Real Street, Suite 200
                  Santa Barbara, California 93117
                  Attention: Jon Lei, President

                  Telephone: (805) 964-3313
                  Facsimile: (805) 964-6968

         If to:   Roaming Messenger, Inc.

                  6144 Calle Real Street, Suite 200
                  Santa Barbara, California 93117
                  Attention: Jon Lei, President

                  Telephone: (805) 964-3313
                  Facsimile: (805) 964-6968

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

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

         10.6 No press release or public statement will be issued relating to the transactions contemplated by this Agreement without prior approval of Warp and RMI. However, either Warp or RMI may issue at any time any press release or other public statement it believes on the advice of its counsel it is obligated to issue to avoid liability under the law relating to disclosures, but the party issuing such press release or public statement shall make a reasonable effort to give the other party prior notice of and opportunity to participate in such release or statement.

         10.7 RMI shall assume the obligation to honor the options outstanding from Warp at a ratio of 12.5 shares of RMI for each option share of Warp.

         IN WITNESS WHEREOF, the parties have set their hands and seals on this 30th day of May, 2003.

                                            Roaming Messenger, Inc. (for itself
                                            and as attorney-in-fact for the Warp
                                            Shareholders)


                                            By: /s/Jonathan Lei
                                                ____________________________
                                                President

                                            Attest:/s/Jonathan Lei
                                                ____________________________
                                                Secretary

                                            Warp 9, Inc.

                                            By: /s/Jonathan Lei
                                                ____________________________
                                                President

                                            Attest:/s/Jonathan Lei
                                                ____________________________
                                                Secretary

Acknowledged and Agreed:

/s/Jose J. Gonzalez
-------------------------------
Jose J. Gonzalez
Former President, Director, and
Principal Shareholder of RMI





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